Exhibit 10.2

Joe Hill 22 Thoreau Street Concord, MA 01742

August 14, 2015

Dear Joe,

We are very pleased to offer you a position with Monotype as Executive Vice President, Chief Financial Officer directly to Scott Landers, Chief Operating Officer. We are excited about the talents and experience you will bring to our organization, and confident that you will enjoy being part of our team.

Compensation

Your compensation package will include:

Base Salary:

$14,166.66 paid semi-monthly, which is $340,000 annualized equivalent (based on 24 pay periods).

Annual Bonus:

Your target bonus is 55% of your base salary.

With respect to 2015, you will receive a bonus (payable between January 1 and March 15, 2016) equal to a minimum of 55% of your annual base salary, pro-rated for your actual days of employment. If you would have received more than such amount had you participated in the Company’s executive incentive compensation plan in 2015 (because the Company over-achieves its financial goals), you will receive such additional amount as well.

Beginning in 2016, you will be eligible to participate in our executive incentive compensation plan. Under our bonus plans, no amounts are paid unless company financial goals are met. These goals and individual targets are approved annually by our Board of Directors and our Management Development and Compensation Committee.

Equity Award:

Shares of common stock of Monotype Imaging Holdings Inc. trade on Nasdaq under the symbol “TYPE.” You will receive a grant equivalent to $1,000,000 in value calculated as of the Grant Date (defined below), subject to the terms of the associated agreements. This award will be split between non-qualified stock options and restricted shares, with 50% of the value associated with each. The number of shares will be calculated on the Grant Date with the number of restricted shares to be based on the closing market price on that date, and the number of stock options will be based on Black Sholes Value. If your employment begins before the 15th of a month, you will receive your grant on the 15th of that month (the “Grant Date”). If you begin employment on or after the 15th of a month, the Grant Date will be the 15th of the following month (assuming such day is a trading day).

Monotype Imaging Inc. 600 Unicorn Park Dr Woburn MA 01801 United States	Telephone +1 (781) 970-6105 Email humanresources@monotype.com Monotype.com

Benefits

Included in the Monotype flexible benefits program are twelve paid company holidays, three discretionary holidays and 20 vacation days per year (pro-rated based on your date of hire). We provide basic term life insurance in the amount of 2 times your annual base salary, short and long term disability in addition to a 401(k) savings plan. You will be eligible to participate in the profit sharing plan beginning in 2015 based on hire date; the profit sharing plan provides a contribution of up to 3% of your eligible 2015 Monotype earnings to your 401(k) plan when the company achieves its defined annual profit goals. Contributions, as earned, are typically made by March 31st of the following year. Optional insurance benefits include group rate medical and dental coverage for you and your dependents (if applicable), and an optional supplemental life insurance plan which allows you to purchase additional coverage for you, your spouse or domestic partner, and children (if applicable).

Enclosed you will find our benefits summary which provides information concerning our plans and the different options available to you as an employee. All benefits are subject to applicable plan and policy documents.

Special Considerations

This offer is contingent upon successful completion of:

Background Check:

Due to the nature of the position, you will be required to complete a background check. Your continued employment is contingent on the successful completion of your background investigation. You will receive an email from our background check vendor, Sterling, with instructions to complete the process. Please respond to this request at your absolute earliest convenience in order to ensure quick turnaround and so that it does not affect your anticipated start date.

Monotype Imaging Inc. 600 Unicorn Park Dr Woburn MA 01801 United States	Telephone +1 (781) 970-6105 Email humanresources@monotype.com Monotype.com

Employment Eligibility Verification (I9):

As specified by the Immigration Reform and Control Act of 1986, you will need to furnish proof of your identity as well as evidence of your eligibility to work in the United States. If you have any questions regarding the type of documentation required, please let me know.

Executive Employment Agreement:

Enclosed is Monotype’s form of Executive Employment Agreement detailing further terms of employment including Confidentiality, Non-Competition, Non-Solicitation, Indemnification, Termination and Termination Benefits. This document is for your review and to be signed on your start date.

Please acknowledge your acceptance of this offer of employment by signing this offer letter and returning it to my attention by August 17, 2015. You may scan and email your signed offer letter directly to my attention at jennifer.peterson@monotype.com.

We are excited to welcome you to the Monotype team, and look forward to mutual success. If you should have any questions regarding this offer, please contact me at (617)548-6403.

Best regards,

/s/ Jennifer Peterson

Jennifer Peterson

Vice President, Human Resources

AGREED AND ACCEPTED

/s/ Joseph Hill                            August 17, 2015

Signature                                              Date

Monotype Imaging Inc. 600 Unicorn Park Dr Woburn MA 01801 United States	Telephone +1 (781) 970-6105 Email humanresources@monotype.com Monotype.com